SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 31, 2003

VOXWARE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21403	36-3934824
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

168 Franklin Corner Road, Lawrenceville, New Jersey	08648
(Address of Principal Executive Offices)	(Zip Code)

(609) 514-4100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events and Required FD Disclosure.

On December 30, 2003, Voxware, Inc. (the “Company”) announced the signing of a credit facility with Silicon Valley Bank pursuant to which the Company secured a $2.0 million loan. The term portion of the loan ($1.5 million) is payable in monthly installments over 36 months. The loan bears interest at the bank’s prime rate, plus one-half of one percent. The credit facility is secured by the Company’s assets and the guaranty of the Company’s two largest stockholders, Edison Venture Fund V, L.P. and Cross Atlantic Technology Fund II, L.P. In return for these guaranties, the Company granted to such stockholders warrants to purchase an aggregate of 133,333,333 shares of the Company’s Series D Convertible Preferred Stock at an exercise price of $0.015 per share. The loan will be used to pay off current liabilities, including federal and state taxes, and to invest in sales, marketing, and customer service programs important to scaling the Company’s operations.

The offer, sale and issuance to the guarantors of the preferred stock warrants and the shares of preferred stock issuable upon the conversion or exercise thereof have not been and will not be registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements such act and applicable state securities laws.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment dated December 30, 2003 to the Amended and Restated Certificate of Incorporation.

4.1	Series D Convertible Preferred Stock Purchase Warrant dated December 30, 2003 issued to Edison Venture Fund V, L.P.

4.2	Series D Convertible Preferred Stock Purchase Warrant dated December 30, 2003 issued to Cross Atlantic Technology Fund II, L.P.

10.1	Loan and Security Agreement dated December 30, 2003 between Voxware, Inc. and Silicon Valley Bank.

10.2	Intellectual Property Security Agreement dated as of December 30, 2003 by and between Voxware, Inc. and Silicon Valley Bank.

10.3	Unconditional Guaranty dated December 30, 2003 executed by Edison Venture Fund V, L.P.

10.4	Unconditional Guaranty dated December 30, 2003 executed by Cross Atlantic Technology Fund II, L.P.

99.1	Press Release, dated December 30, 2003, announcing the execution of the credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VOXWARE, INC.

By:	/s/ Allen M. Adler

Allen M. Adler, Controller and Interim Chief Financial Officer (Principal Financial Officer)

Dated: January 6, 2004